Exhibit 99.1

January 8, 2004

Verso Announces Estimated Fourth Quarter Revenue

ATLANTA — (January 8, 2004) — Verso Technologies, Inc. (Nasdaq: VRSO), an integrated communications solutions company, today announced its estimated revenue for the fourth quarter of 2003.

Based on initial estimates, Verso anticipates that fourth quarter revenue will be approximately $15.0 million plus or minus $500,000, subject to finalizing the audit of its financial statements for the year ended December 31, 2003. This compares to $15.3 million in the third quarter of 2003. Fourth quarter revenues included approximately $2.7 million from Verso’s MCK Communications subsidiary, which was acquired at the end of the third quarter. Verso had previously forecast revenues for the fourth quarter in the $19-20 million range. As a result of the lower than expected revenues, the company will post negative EBITDA (defined as net loss before interest, taxes, depreciation, amortization of intangibles and amortization of deferred compensation) and a greater loss per share.

Revenues in the Enterprise segment were below expectations due primarily to lower than expected NetPerformer product sales. These products are sold through indirect channels, which order the product as needed for integration to end users.

Carrier segment revenues were below expectations due primarily to lower than expected NACT product sales. The company has previously discussed that its sales are becoming larger and more complex, which require a longer sales cycle than historically experienced. The company underestimated the time required to complete these transactions.

The company also believes that its cost cutting efforts over the past year, as it assimilated its acquisitions, resulted in too little spending on sales and marketing. Verso is now accelerating its planned sales and marketing additions and restructuring these functions to provide better accountability by geography and product line. The company is also implementing improved processes for larger international sales.

“We are confident in our overall strategy and the product lines we offer our customers. We are unhappy with how we have managed our sales process,” commented Steve Odom, Chairman and Chief Executive Officer of Verso. “To that end, we have engaged Gary Heck, a seasoned telecommunications executive who serves on our board of directors, as an adviser to help us with our sales and marketing organization, as well as other aspects of our business. We will provide additional detail on the specific steps we are taking to increase revenues when we report our fourth quarter results in late February.”

About Verso Technologies

Verso is a leading provider of next generation communication solutions for carriers and enterprises which want to lower their communication infrastructure costs and enhance service capabilities without sacrificing reliability, scalability and quality of service. With an extensive solutions portfolio that extends from the core to the edge of a network, Verso enables customers to leverage legacy technology investments towards converged networks that are faster and more cost-effective to deploy and easier and more flexible to manage. Verso solutions are currently deployed in thousands of customer networks in over 130 countries. For more information, contact Verso at www.verso.com or call 678-589-3500.

Earnings Measurement Quality

EBITDA as discussed in this press release is not a measure of performance under generally accepted accounting principles (“GAAP”) and is not calculated identically by all companies. Therefore, the presentation of EBITDA in this press release may not be comparable to the presentation of EBITDA by other companies. Verso utilizes EBITDA (defined as net loss before interest, income taxes, depreciation, amortization of intangibles and amortization of deferred compensation) as a measure of performance because it believes that it is a useful adjunct to net income and other GAAP measurements and because it is a reasonable measure of Verso’s performance. Items such as depreciation and amortization are more appropriately associated with the historical operations of the business, i.e., existing asset base and the implications of purchase accounting for acquisitions. Interest expense is associated primarily with Verso’s financing decisions, rather than current operations. Verso believes that EBITDA as defined above provides investors with an indication of the cash produced from Verso’s operations.

Forward Looking Statements

Certain statements contained in this release that are not statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words — “believe”, “expect”, “anticipate”, “intend”, “will”, and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.

Investor Contact:
Monish Bahl
Director of Investor Relations
Verso Technologies, Inc.
678-589-3579
Monish.Bahl@verso.com

Media Contact:
Mary Frances Jones
Director of Marketing
Verso Technologies, Inc.
678-589-3575
MaryFrances.Jones@verso.com